EXHIBIT 5.3

CONSENT OF JASON J. COX

January 19, 2016

Ladies and Gentlemen:

I, Jason J. Cox, P.Eng., of Roscoe Postle Associates Inc., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of MAG Silver Corp. of the information derived from the technical report dated June 12, 2014, as amended on June 30, 2014, which is entitled “Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of MAG Silver Corp.

/s/ Jason J. Cox
Name:	Jason J. Cox, P.Eng.
Roscoe Postle Associates Inc.

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